Exhibit 99.1

Amedisys Receives Civil Investigative Demand from the

U.S. Department of Justice

BATON ROUGE, Louisiana (September 28, 2010) - Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, announced that, on September 27, 2010, it received a civil investigative demand (“CID”) issued by the U.S. Department of Justice pursuant to the federal False Claims Act.

The CID requires the delivery of a wide range of documents and information to the United States Attorney's Office for the Northern District of Alabama, relating to the Company’s clinical and business operations, including reimbursement and billing claims submitted to Medicare for home health services, and related compliance activities. The CID generally covers the period from January 1, 2003, through the present.

The Company intends to cooperate with the Department of Justice. No assurance can be given as to the timing or outcome of this investigation.

About Amedisys, Inc.

Amedisys, Inc. (NASDAQ: AMED) is the nation’s leading health care company focused on bringing home the continuum of care. Each day Amedisys delivers personalized health care services to more than 35,000 individual patients and their families, in the comfort of patients’ homes. Amedisys has two divisions, home health care and hospice, and employs more than 16,000 skilled clinicians across the country. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enable it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: www.amedisys.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contacts:

For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
Kevin B. LeBlanc	Jacqueline Chen Valencia
Director of Investor Relations	Senior Vice President Marketing & Communications
225.298.6391	225.295.9688
kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com

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